Exhibit 10.1

BUCA, INC. EXECUTIVE SEVERANCE PLAN

Effective December 20, 2007

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9.2	Obligation to Make Payments.	20
9.3	Authority to Determine Payment Date.	20
9.4	Successors to the Company.	20
9.5	Mitigation Not Required.	20
9.6	Incapacity.	20
9.7	Power to Delegate Authority.	21
9.8	Overpayments.	21
9.9	Headings.	21
9.10	Severability.	21
9.11	Governing Law.	21
9.12	Complete Statement of Plan.	21

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Article 1.

INTRODUCTION

1.1	Establishment and Purpose.

This Executive Severance Plan (the “Plan”) is established to provide severance and other welfare benefits for eligible executives of BUCA, Inc. and its Subsidiaries in the event that their employment is terminated either (a) by the Company or a Subsidiary for a reason other than Cause or (b) by the executive for Good Reason. The Plan is an unfunded welfare plan maintained primarily for the purpose of providing severance and other welfare benefits to a select group of management and highly compensated employees.

1.2	Effective Date.

The Plan is effective as of December 20, 2007.

Article 2.

DEFINITIONS AND CONSTRUCTION

2.1	Definitions.

When their initial letter(s) are capitalized, the following words and phrases have the following meanings unless the context clearly indicates that a different meaning is intended:

(a)	“Base Salary” for any Participant, expressed as an annual amount, means the Participant’s annual base salary in effect on the Participant’s Termination Date; provided that if the Participant’s Notice Date or Termination Date occurs within 12 months after a Change of Control, his or her Base Salary for purposes of the Plan shall not be less than his or her annual base salary in effect immediately prior to such Change of Control.

(b)	“Board of Directors” means the Board of Directors of the Company.

(c)	“Cause” means with respect to any Participant:

(1)	an act or acts of dishonesty undertaken by the Participant and intended to result in material personal gain or enrichment of the Participant or others at the expense of the Company;

(2)	gross misconduct or gross neglect that is willful or deliberate on the Participant’s part and that, in either event, is injurious to the Company; or

(3)	the conviction of the Participant of a felony;

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(4)	the material breach of any terms and conditions of any written employment, non-disclosure, non-solicitation, non-competition, assignment of inventions or similar agreement between the Participant and the Company, or of any material written policy of the Company relating to conflict of interest, business ethics, insider trading, or discrimination and harassment, which breach has not been cured by the Participant within 30 days after written notice thereof to the Participant from the Company; or

(5)	misconduct by the Participant that is deemed by a majority of the Board of Directors to have a material adverse effect on the business, operations, assets, properties, or financial condition of the Company, taken as a whole.

(d)	“Change of Control” means the occurrence of any of the following:

(1)	The acquisition, during any 12 consecutive month period, by any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”), of ownership (determined taking into account the ownership attribution rules of Code § 318(a)) of stock of the Company possessing 30 percent or more of the total voting power of the then outstanding stock of the Company; provided that for purposes of this paragraph (d)(1):

(A)	any stock of the Company owned by the Person prior to the start of the applicable 12 consecutive month period shall not be counted toward the 30 percent threshold specified above; and

(B)	an acquisition shall not constitute a Change of Control pursuant to this paragraph (1)(A) if: (i) prior to the acquisition, the Person owns stock of the Company possessing more than 50% of the total fair market value or total voting power of the then outstanding stock of the Company; (ii) the acquisition occurs after the Person has satisfied the 30 percent threshold specified in this paragraph (d)(1); (iii) the acquisition is by the Company or a Subsidiary; (iv) the acquisition is by an employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its Subsidiaries; or (v) the acquisition is by a surviving or acquiring entity in connection with a Business Combination described in the proviso to paragraph (d)(4) below;

(2)	The acquisition by a Person of stock of the Company that, together with stock already held by such Person, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company, other than an acquisition by a Person who, prior to the acquisition, owned more than 50 percent of the total fair market value or total voting power of the stock of the Company;

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(3)	The replacement, during any 12 consecutive month period, of a majority of the members of the Board of Directors with members whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election;

(4)	The consummation of a reorganization, merger, or consolidation of the Company or a statutory exchange of outstanding voting securities of the Company (each, a “Business Combination”), provided that a Change of Control will not include a Business Combination where the stockholders of the Company immediately before the Business Combination own, directly or indirectly, 50 percent or more of the total fair market value and total voting power of all the outstanding stock of the surviving or acquiring entity resulting from such Business Combination; or

(5)	The acquisition, during any 12 consecutive month period, by a Person of assets of the Company with a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to the acquisition, other than an acquisition by: (A) a stockholder of the Company immediately prior to such acquisition in exchange for or with respect to its Company stock; (B) an entity 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person that owns, directly or indirectly, 50 percent or more of the total value or voting power of all outstanding stock of the Company; or (D) an entity 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (d)(5)(C);

provided, however, that in each case the transaction or transactions constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as determined under Code § 409A.

(e)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)	“Code” means the Internal Revenue Code of 1986, as amended, and any regulations and guidance promulgated thereunder.

(g)	“Commencement Date” means, for any Participant, the Company’s first semi-monthly pay date that occurs after the Participant’s Termination Date.

(h)	“Company” means BUCA, Inc., a Minnesota corporation, and any successor thereto.

(i)	“Compensation Committee” means the Compensation Committee of the Board of Directors.

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(j)	“Designated Number” means, for any Participant, the number of months that the Compensation Committee assigns to the Participant at the time the Participant commences participation in the Plan and communicates to the Participant in writing. The Compensation Committee may, in its sole discretion, assign to a Participant more than one Designated Number for the purpose of determining such Participant’s benefits hereunder, with each Designated Number having application to specific conditions or events. By way of example and not limitation, the Compensation Committee may assign one Designated Number for the purpose of determining a Participant’s benefits hereunder in the event the Participant is Dismissed prior to a Change of Control and a different Designated Number for the purpose of determining such Participant’s benefits hereunder in the event the Participant is Dismissed on or after a Change of Control, and/or the Compensation Committee may assign different Designated Numbers to a Participant based on whether the Participant’s Termination Date occurs before or after a specified date or during specified time periods. For any situation or time period for which the Compensation Committee has not assigned and communicated a Designated Number in writing to a Participant, such Participant’s Designated Number shall be zero.

(k)	“Disability” means a continuing condition of the Participant that has been determined to meet the criteria set forth in the Company’s *[Long Term Disability Plan], or similar successor plan, to render the Participant eligible for long-term disability benefits under said plan, whether or not the Participant is in fact covered by such plan. The determination shall be made by the insurer of the plan or, if the Participant is not covered by the plan, by the Company in its sole discretion.

(l)	“Dismissed” means, with respect to any Participant, that:

(1)	The Participant terminates his or her employment with the Company and its Subsidiaries for Good Reason; or

(2)	The Participant’s employment with the Company and its Subsidiaries is terminated involuntarily by the Company (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) for any reason other than for Cause or Disability.

(m)	“Effective Date” means December 20, 2007.

(n)	“Eligible Executive” means an Executive who is employed not less than 25 hours per week; who is a “highly compensated employee,” as that term is defined in Code § 414(q); who is not a party to, participant in, or beneficiary of any Other Arrangement with the Company or a Subsidiary designed to provide to such Executive any severance, salary continuation, advance notice, or similar benefits as a result of any termination of employment; and to whom the Compensation Committee has assigned in writing a Designated Number. The Board of Directors or the Compensation Committee, in its sole discretion, may determine that an Executive will not be an Eligible Executive, or may determine that an Executive not described above will be an Eligible Executive.

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(o)	“Employer” means, with respect to a Participant, the Company or the Subsidiary that employs the Participant immediately before the Participant’s Termination Date.

(p)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q)	“Excess Benefit” means the benefit described in Section 4.1(a)(2).

(r)	“Executive” means any person employed by the Company or a Subsidiary who is employed in a position classified by the Company at the level of Senior Vice President or above. An individual shall remain an Executive for purposes of this Plan for up to one year of continuing employment with the Company or a Subsidiary if such Executive is transferred from an Executive position to a non-Executive position.

(s)	“Good Reason.”

(1)	A Participant shall be deemed to resign for Good Reason if and only if (A) his or her Termination Date occurs within ninety (90) days immediately following the date on which a Covered Action (as defined by paragraph (2), below) occurs and (B) the conditions specified by paragraphs (2) and (3) of this Section 2.1(s) are satisfied.

(2)	A Participant shall have Good Reason to resign from employment with the Company and its Subsidiaries only if at least one of the following events (each a “Covered Action”) occurs within one year following a Change of Control, without the Participant’s consent:

(A)	A material reduction in the Participant’s Base Salary;

(B)	An action by the Company or a Subsidiary results in a material diminution in the Participant’s authority, duties, or responsibilities;

(C)	The relocation of the Participant’s principal place of work to a location more than 50 miles outside the city in which he or she is principally based, unless the relocation decision is made by the Participant; or

(D)	The material breach by the Company or a Subsidiary of any written employment or similar agreement between the Company or such Subsidiary pursuant to which the Participant provides services to the Company or a Subsidiary.

(3)	A Participant shall not have Good Reason to resign as a result of a Covered Action unless:

(A)	Within the 30-day period immediately following the date on which such Covered Action first occurs, the Participant notifies his or her Employer in writing that such Covered Action has occurred and of his or her intention to resign for Good Reason; and

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(B)	Such Covered Action is not remedied within the 30-day period immediately following the date on which the Executive’s Employer receives a notice provided in accordance with subparagraph (A) above.

(t)	“IRS” means the Internal Revenue Service.

(u)	“Notice Date” means, for any Participant, the date the Company or a Subsidiary provides written notice to the Participant that his or her employment with the Company and its Subsidiaries will be terminated involuntarily as of a specified Termination Date in the future.

(v)	“Other Arrangement” means (1) any employment agreement with the Company or a Subsidiary or (2) any plan, program, policy, or other arrangement maintained by the Company or a Subsidiary.

(w)	“Participant” means an Eligible Executive who has become a participant in the Plan under Article 3.

(x)	“Plan” means the BUCA, Inc. Executive Severance Plan, as set forth herein and subsequently amended from time to time.

(y)	“Salary Continuation Benefit” means the benefit described in Section 4.1(a)(1).

(z)	“Severance Benefits Committee” means the committee established from time to time by the Compensation Committee to decide claims for benefits as described in Article 8 of this Plan.

(aa)	“Severance Period” means, for any Participant, the period starting on the Participant’s Termination Date and ending on the last day of the calendar month that is the Designated Number of months after such Termination Date.

(bb)	“Subsidiary” means, with respect to the Company, any corporation or other entity that is required to be combined with the Company as a single employer under Code § 414(b) or (c).

(cc)

“Termination Date” means, for any Participant, the date of the Participant’s “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)) with the Company and its Subsidiaries, as determined by the Company. For purposes of the Plan, a Participant who is on a leave of absence and does not have a statutory or contractual right to reemployment shall be deemed to have had a “separation from service” on the first date that is more than six months after the commencement of such leave of absence. However, if the leave of absence is due

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to any medically determinable physical or mental impairment that can be expected to last for a continuous period of six months or more, and such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the preceding sentence shall be deemed to refer to a 29-month period rather than to a six-month period.

(dd)	“Welfare Benefits” means the medical and dental care benefits being provided by the Company or a Subsidiary to its active employees from time to time.

2.2	Rules of Construction.

For purposes of the Plan, unless the contrary is clearly indicated by the context:

(a)	The use of the singular shall also include within its meaning the plural and vice versa;

(b)	The word “include” shall mean to include, but not to be limited to;

(c)	Any reference to a statute or section of a statute shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder; and

(d)	“As soon as practicable,” with respect to any date or event, shall mean on the earliest administratively practicable date after the relevant date or event, but no later than (1) the last day of the calendar year in which the relevant date or event occurs or (2) the 90th day following the occurrence of the relevant date or event, whichever occurs later. Such earliest administratively practicable date shall be determined by the Company in its sole discretion.

Article 3.

PARTICIPATION

3.1	Commencing Participation.

An Eligible Executive shall become a Participant in the Plan as of the later of (a) the date he or she becomes an Eligible Executive or (b) the Effective Date.

3.2	Ending Participation.

An individual who becomes a Participant shall remain a Participant until the earlier of (a) the Participant’s Termination Date if such termination is for any reason other than because such Participant is Dismissed, or (b) the date on which the Participant’s Designated Number is zero; provided, however, that if a Participant is Dismissed before any date specified in clause (b), then such Participant shall remain a Participant until the last day of any period for which the Company is required to provide any payments or benefits prescribed by Sections 4.1 or 4.2.

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Article 4.

SEVERANCE BENEFITS

4.1	Salary Continuation Benefit and Excess Benefit.

(a)	Eligibility for and Amount of Benefit.

(1)	Salary Continuation Benefit. If a Participant is Dismissed and, upon his or her Termination of Employment, timely executes and submits to the Company the agreement required by Article 5, the Participant shall be eligible for a Salary Continuation Benefit equal to the lesser of (i) the product of one-twelfth of the Participant’s Base Salary times the Participant’s Designated Number (“Base Benefit”) and (ii) four hundred fifty thousand and no/100 dollars ($450,000.00).

(2)	Excess Benefit. If the Participant is eligible for a Salary Continuation Benefit and the Base Benefit (as defined in Section 4.1(a)(1)) for such Participant is equal to or greater than four hundred fifty thousand and no/100 dollars ($450,000.00), then the Participant shall also be eligible for an Excess Benefit equal to the difference between the Participant’s Base Benefit and the Salary Continuation Benefit (but not below zero).

(b)	Form and Time of Payment of Benefit Prior to Change of Control. If a Participant is Dismissed and (i) in the case of an involuntary termination by the Company or a Subsidiary without Cause, the Participant’s Termination Date occurs prior to a Change of Control or more than one year following a Change of Control, or (ii) in the case of a Participant’s resignation for Good Reason, the Covered Action (as defined in Section 2.1(s)) occurs prior to a Change of Control or more than one year following a Change of Control, then any Salary Continuation Benefit and any Excess Benefit to which such Participant is entitled shall be paid in the form and at the times set forth in this Section 4.1(b).

(1)	Salary Continuation Benefit. The Company shall pay the Salary Continuation Benefit prescribed by Section 4.1(a)(1) in semi-monthly installments (without interest). Before withholding, each installment shall be equal to one-half of the Participant’s Base Salary for one month, except that any residual amount in respect of a period of less than one-half of a month shall be paid together with the last installment.

(2)	Excess Benefit. Except as required by Section 4.3, the Company shall pay the Excess Benefit (if any) prescribed by Section 4.1(a)(2) in semi-monthly installments (without interest). Before withholding, each installment shall be equal to one-half of the amount resulting from dividing (i) the amount of the Participant’s Excess Benefit by (ii) the Designated Number, except that any residual amount in respect of a period of less than one-half of a month shall be paid together with the last installment.

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(3)	Timing Effect of Article 5 Agreement. Except as required by Section 4.3:

(A)	Payment of the Salary Continuation Benefit and the Excess Benefit (if any) shall commence on the Commencement Date, and each subsequent installment shall be paid in accordance with the Company’s standard semi-monthly payroll schedule; provided that no payment shall be made before the Participant executes and submits to the Company the agreement required by Article 5 and the period for revoking such agreement expires.

(B)	If the Participant executes and submits to the Company the agreement required by Article 5 in a timely manner, but the period for revoking such agreement expires after the Commencement Date, the first semi-monthly installment of the Salary Continuation Benefit and the Excess Benefit (if any) shall be paid on the Company’s first semi-monthly pay date after the period for revoking the agreement expires. Such first installment shall include a make-up payment equal to the sum of the semi-monthly installments that would have been paid to the Participant before the date the first installment is actually paid if the first installment had been paid on the Commencement Date (without interest).

(4)	Change of Control during Severance Period. If a Change of Control occurs after the Participant’s Termination Date but prior to the full payment to a Participant of the Salary Continuation Benefit and the Excess Benefit (if any) to which he or she is entitled pursuant to Section 4.1(a), then notwithstanding the provisions of Section 4.1(b)(1) and 4.1(b)(2) to the contrary but subject to Section 4.1(b)(3), any unpaid Salary Continuation Benefit and Excess Benefit shall be paid in a lump sum to the Participant not later than 30 days after the date of such Change of Control; provided, however, if the Participant is a “specified employee” and such amount would be payable during the Six-Month Delay Period, then the Excess Benefit amount shall be paid on the date specified in Section 4.3(c), or if later, on or before the last day of such 30-day period.

(5)	Offset for Subsequent Employment. If a Participant is eligible to receive any Salary Continuation Benefit or Excess Benefit under this Section 4.1(b), but during the Severance Period:

(A)	the Participant is re-hired by the Company or a Subsidiary, his or her Salary Continuation Benefit and Excess Benefit (if any) shall terminate as of the date of such re-employment, provided that any amounts of the Participant’s Excess Benefit unpaid during the Six-Month Delay Period pursuant to Section 4.3 shall be accumulated through the date of the Participant’s re-employment and paid in a lump sum to the Participant as soon as practicable following the Six-Month Delay Period; or

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(B)	the Participant is hired by another employer, unless otherwise provided in a written agreement between the Participant and the Company or a Subsidiary, the amount of all remaining payments required by Sections 4.1(b)(1) and 4.1(b)(2) above shall be reduced (but not below zero) by the aggregate amount of the cash compensation payable to the Participant under the terms of his or her new employment for the Severance Period; provided, however, that no such reduction shall be taken unless and until the Participant’s annualized cash compensation from such new employment is equal to 25 percent or more of his or her Base Salary. The Participant shall be obligated to promptly notify the Company of his or her acceptance of any employment during the Severance Period and provide documentation and information reasonably requested by the Company regarding the terms of the Participant’s new employment and earnings therefrom.

(c)	Form and Time of Benefit On or After a Change of Control. If the Participant is Dismissed and (i) in the case of an involuntary termination by the Company or a Subsidiary without Cause, the Participant’s Termination Date occurs within one year following a Change of Control, or (ii) in the case of a Participant’s resignation for Good Reason, the Covered Action (as defined in Section 2.1(s)) occurs within one year following a Change of Control, then the Salary Continuation Benefit and the Excess Benefit (if any) shall be paid together in a lump sum within 60 days of the Participant’s Termination Date.

(d)	Death. If a Participant dies after being Dismissed or after being notified by the Company or a Subsidiary that he or she will be involuntarily terminated for any reason other than Cause or Disability, but before receiving his or her entire Salary Continuation Benefit and Excess Benefit (if any), the Company shall pay to the Participant’s estate an amount equal to the portion of the Participant’s Salary Continuation Benefit and Excess Benefit that has not yet been paid to the Participant. Such payment shall be made in a lump sum (without any discount or interest to reflect the time value of money) as soon as practicable after the Participant’s death. For purposes of this Section 4.1(d), if the Participant’s death occurs before his or her Termination Date, the date of his or her death shall be treated as his or her Termination Date.

(e)	Separate Payments. For purposes of Code § 409A, each installment required by this Section 4.1 shall be treated as a separate payment.

4.2	Welfare Benefits.

If a Participant is Dismissed and timely executes and submits to the Company the agreement required by Article 5, the Company shall pay or reimburse the Participant for the COBRA premiums paid or incurred by the Participant for the Welfare Benefits COBRA continuation coverage elected by such Participant pursuant to ERISA § 601 for himself and, where applicable, his or her eligible dependents, during the Severance

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Period; provided, however, that such payments or reimbursements shall terminate if the Participant becomes eligible to elect coverage for medical and dental care benefits under a welfare plan of another employer, and the Participant shall be obligated hereunder to promptly report such eligibility to the Company.

4.3	Time of Payment Under Code § 409A.

(a)	The portion of the Salary Continuation Benefit (if any) that is not subject to Code § 409A is a separate payment, for purposes of Code § 409A, from the portion of the Salary Continuation Benefit, if any, that is subject to Code § 409A.

(b)	Any payment under the Plan that is subject to Code § 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Code § 409A.

(c)	If the Company determines that, as of the Participant’s Termination Date, the Participant is a “specified employee” (within the meaning of Code § 409A(a)(2)(B)(i) and determined in accordance with Treas. Reg. § 1.409A-1(i) and the Company’s Specified Employee Identification Policy, if any, in effect on the Participant’s Termination Date (which policy is incorporated herein by reference)), and such Termination Date occurs prior to a Change of Control, then, notwithstanding the provisions of Section 4.1(a)(2), no payment of Excess Benefit shall be made to the Participant during the six-month period following his or her Termination Date (the “Six-Month Delay Period”). All such installment payments of the Excess Benefit that would have been paid during the Six-Month Delay Period but for the provisions of this Section 4.3(c) shall be accumulated and paid to the Participant, without interest, in a lump sum on the date of the first semi-monthly installment payment of the Salary Continuation Benefit immediately following the Six-Month Delay Period.

4.4	Non-duplication, Coordination, and Right to Change Benefit Plans

(a)	No provision of this Plan shall require (or be interpreted to require) the Company or any Subsidiary to duplicate any payment or other compensation or benefit that a Participant is entitled to receive under any Other Arrangement.

(b)	No provision of this Plan shall restrict the ability of the Company or any Subsidiary to amend, suspend, or terminate any or all of its employee benefit plans and programs (not including this Plan) from time to time, or prevent any such amendment, suspension, or termination from affecting any Participant; provided, that the restrictions set forth in Section 7.4 shall apply with respect to any amendment, suspension, or termination of this Plan.

4.5	Forfeiture of Certain Parachute Payments.

(a)

Reduction in Benefit to Avoid Excise Tax. Any provision of the Plan to the contrary notwithstanding, if a Participant is a “disqualified individual” (as defined in Code § 280G) and the severance benefits provided for under this Plan, together

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with any other payments or benefits which the Participant has the right to receive from the Company or a Subsidiary, would constitute a “parachute payment” (as defined in Code § 280G), then the severance benefits payable to the Participant under this Plan shall be reduced to the maximum amount as will result in no portion of such payments being subject to such excise tax imposed by Code § 4999.

(b)	Determinations. All determinations required to be made under this Section 4.5 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to a Change of Control (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change of Control, the Participant may select another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs, and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon the Company and Participant (except as provided in Section 4.5(c)).

(c)	Correction of Over- and Underpayment. If a reduced cash payment is made and through error or otherwise, that payment, when aggregated with the payments from the Company and its Subsidiaries used in determining if a parachute payment exists, exceeds the limitations provided in this Section 4.5 (hereinafter referred to as an “Overpayment”), the Participant shall repay the Overpayment to the Company on demand, together with interest on the Overpayment at the applicable federal rate (as defined in Code § 1274(d)) from the date of the Participant’s receipt of such Overpayment until the date of such repayment. As a result of the uncertainty in the application of Code § 4999 at the time of the determination, it is possible that payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 4.5. In the event that it is determined (1) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (2) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Participant within ten days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Participant until the date of payment.

Article 5.

RELEASE AND RIGHT OF RECOVERY

5.1	Benefits Contingent on Executing Agreement.

A Participant shall not be entitled to any benefits under this Plan unless he or she executes and does not subsequently revoke or materially breach an agreement in a form satisfactory to the Company that is materially the same as the model agreement set forth in Exhibit A to the Plan. Except to the extent that the Company and the Participant may agree to modifications, such agreement shall:

(a)	Include a release of all claims Participant has or may have against the Company and all Subsidiaries, and their directors, officers, employees, benefit plans, and agents (but not including any rights under the Plan);

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(b)	Include intellectual property, non-disparagement, cooperation, return of property, and confidentiality covenants by the Participant in favor of the Company; and

(c)	Provide that the Participant, during the period that begins on the Participant’s Termination Date and ends on the first anniversary of the Participant’s Termination Date, shall not (1) compete with the Company in connection with the ownership, operation, advising, or consulting with any business or person engaged in or planning or preparing to engage in operation of Italian restaurants within fifty (50) miles of any restaurant owned or managed by the Company nor (2) hire, solicit, engage, or employ any employee of the Company or a Subsidiary, nor attempt any such activities; and

(d)	Provide that if the Participant commences any form of activity or otherwise violates any provision of such agreement, he or she shall (A) immediately forfeit his or her right to all then-remaining payments to which he or she would otherwise be entitled under the Plan and (B) cease to be eligible for any benefit under Section 4.2.

5.2	Time Limit for Executing Agreement.

(a)	The Company or a Subsidiary shall deliver, or cause to be delivered, an executable copy of the agreement required by Section 5.1 on or before the tenth business day after the Participant’s Termination Date.

(b)	If the agreement provided pursuant to subsection (a) above is acceptable to the Participant (after consultation with an attorney), he or she shall submit to the Company an executed copy of the agreement by the following deadline:

(1)	Unless the Participant is Dismissed in connection with an exit incentive or other employment termination program that affects more than one employee, the deadline shall be 21 days after the agreement is delivered to the Participant.

(2)	If the Participant is Dismissed in connection with an exit incentive or other employment termination program that affects more than one employee, the deadline shall be 45 days after the agreement is delivered to the Participant.

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5.3	Forfeiture of Paid and Unpaid Benefits upon Determination of Misconduct.

If at any time after the Termination Date a majority of the Board of Directors, in its sole discretion, determines that, in the course of the Participant’s employment the Participant engaged in dishonest, disloyal, fraudulent, criminal or other wrongful activity that results in or is likely to result in material loss or injury to the business, financial condition, or reputation of the Company or a Subsidiary (“Misconduct”), such Participant shall (A) immediately forfeit his or her right to all then-remaining payments to which he or she would otherwise be entitled under the Plan and (B) cease to be eligible for any benefit under Section 4.2, and the Company shall have the right to recover from the Participant, upon written notice thereto, any amounts paid to or in respect of the Participant under Section 4.1 or 4.2 of the Plan. No determination of Misconduct shall be made prior to the completion of an investigation by the Board of Directors, and a finding of Misconduct may be made only upon the receipt by the Board of Directors of clear and convincing evidence thereof. Nothing in this Section 5.3 shall impair, or be in lieu of, any right of the Company to seek recovery of any other amounts paid or payable to the Participant under any other plan or arrangement, or to pursue civil claims or criminal charges against the Participant with respect to the Misconduct.

Article 6.

NATURE OF PARTICIPANT’S INTEREST IN AND RIGHTS UNDER THE PLAN

6.1	No Right to Assets.

Participation in the Plan does not create any right or lien in favor of any Participant in or against any asset of the Company or any Subsidiary. Nothing contained in the Plan, and no action taken under its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between (a) the Company or any Subsidiary and (b) a Participant or any other person. The provision for benefits pursuant to this Plan shall at all times remain unfunded as to each Participant, and the rights of each Participant and any beneficiary under the Plan shall be limited to those of a general and unsecured creditor of the Company and its Subsidiaries.

6.2	No Right to Transfer Interest.

Except to the extent necessary to fulfill a domestic relations order (as defined in Code § 414(p)(1)(B)), rights to benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy, or similar process.

6.3	No Employment Rights.

No provisions of the Plan and no action taken by (a) the Company, any Subsidiary, the Board of Directors (including any committee thereof), the Severance Benefits Committee, or (b) any agent or designee of the Company, a Subsidiary, the Board of Directors, or the Severance Benefits Committee shall give any person any right to be retained in the employ of the Company or any Subsidiary. The Company and its Subsidiaries specifically reserve the right and power to dismiss or discharge any Participant at any time and for any reason, to the full extent permitted by applicable law.

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6.4	Withholding and Tax Liabilities.

All payments and other compensation under the Plan shall be subject to withholding of income and employment taxes and other amounts (including any offset to which the Company or a Subsidiary has a right) that the Company or its designee reasonably determines to be required to be withheld, whether with respect to payments or other compensation pursuant to the Plan or other payments or compensation from the Company or a Subsidiary. In addition, each Participant shall be solely responsible for paying all required taxes (including any excise taxes) on all payments and other compensation (including imputed compensation) and benefits provided under the Plan, regardless of whether taxes are withheld or the amount withheld. No provision of the Plan shall be construed (a) to limit the Participant’s responsibility under this Section 6.4 or (b) to transfer to or impose on the Company or any Subsidiary any liability relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income under this Plan.

Article 7.

ADMINISTRATION, INTERPRETATION, AND MODIFICATION OF PLAN

7.1	Plan Administrator.

The Severance Benefits Committee.

7.2	Powers of the Administrator and Review of Determinations.

(a)	The Severance Benefits Committee shall have complete and exclusive discretionary authority and responsibility to:

(1)	Administer, construe, and interpret the Plan;

(2)	Establish such rules and regulations as it deems necessary or desirable for the proper and effective administration of the Plan;

(3)	Resolve any ambiguity, inconsistency, or omission by general rule or particular decision;

(4)	Make factual determinations;

(5)	Settle and determine any contributions and disputes as to rights or benefits under the Plan; and

(6)	Take such actions in connection with and for the purposes of the Plan as it believes advisable to carry out the purposes of the Plan and to maintain its operation.

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(b)	The Severance Benefits Committee is authorized to delegate any of its duties and responsibilities under the Plan as the Severance Benefits Committee deems appropriate. In addition, the Severance Benefits Committee is authorized to employ one or more persons to render advice with regard to any of its administrative responsibilities.

(c)	Review by a court of any determination by the Severance Benefits Committee shall be subject to the following standard of review:

(1)	Prior to a Change of Control, the standard of review shall be the “arbitrary and capricious” standard.

(2)	Following a Change of Control, the standard of review shall be de novo.

7.3	American Jobs Creation Act of 2004 (“AJCA”)

(a)	The Plan shall be operated, administered, and interpreted in accordance with Code § 409A and section 885 of the American Jobs Creation Act of 2004, as amended (the “AJCA”).

(b)	If the Company or the Severance Benefits Committee determines that any provision of the Plan is or might be inconsistent with the restrictions imposed by Code § 409A or the AJCA, the Company or the Severance Benefits Committee may amend the Plan to the extent that the Company or the Severance Benefits Committee determines, based on the advice of outside counsel, is necessary to bring it into compliance with Code § 409A and the AJCA.

(c)	No provision in the Plan shall be interpreted or construed to transfer any liability for a failure to comply with Code § 409A from a Participant or other individual to the Company, any Subsidiary, or any other entity or individual affiliated with the Company and its Subsidiaries.

7.4	Amendment, Suspension, and Termination.

The Compensation Committee or any person duly authorized by resolution of the Compensation Committee may, pursuant to a written instrument, amend, suspend, or terminate the Plan at any time; provided, however, that during the one-year period following a Change of Control, no such amendment, suspension, or termination of the Plan shall be effective with respect to any Participant for one year from the date of such amendment, suspension, or termination, unless the affected Participant has provided his or her written consent thereto. Continuance of the Plan is not assumed as a contractual obligation of the Company or any Employer. Except during the one-year period following a Change of Control as provided in this Section 7.4, any termination or amendment of the Plan may be made effective immediately with respect to any Eligible Executive who has not yet been Dismissed. In addition, notwithstanding any provision of this Section 7.4 to the contrary, the Severance Benefits Committee may amend the Plan at any time, without the written consent of the Participant, to the extent that it deems necessary or desirable:

(a)	To improve the administration of the Plan, so long as such amendment does not materially affect the substance of the Plan or the level of benefits the Plan provides, or

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(b)	To comply with any applicable federal, state, or local law (including tax laws that could result in adverse tax consequences to any Participant or the Company or any Subsidiary).

Article 8.

CLAIMS AND APPEALS

8.1	Application of Claims and Appeals Procedures.

(a)	The provisions of this Article 8 shall apply to any claim for a benefit under the Plan, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred.

(b)	No claim for non-payment or underpayment of benefits allegedly owed under the Plan may be filed in court until the claimant has exhausted the claims review procedures established in accordance with this Article 8.

8.2	Initial Claims.

(a)	Any claim for benefits shall be in writing (which may be electronic if permitted by the Severance Benefits Committee) and shall be delivered to a claims administrator designated in writing by the Severance Benefits Committee.

(b)	Each claim for benefits shall be decided by the claims administrator or the Severance Benefits Committee (as determined by the Severance Benefits Committee) within a reasonable period of time, but not later than 90 days after such claim is received by the claims administrator (without regard to whether the claim submission includes sufficient information to make a determination), unless the claims administrator or the Severance Benefits Committee determines that special circumstances require an extension of time for processing the claim. If the claims administrator or the Severance Benefits Committee determines that an extension of time for processing is required, the claims administrator or the Severance Benefits Committee shall notify the claimant in writing before the end of the initial 90-day period of the circumstances requiring an extension of time and the date by which a decision is expected.

(c)	If any claim is denied in whole or in part, the claims administrator or the Severance Benefits Committee shall provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)	The specific reason or reasons for denial of the claim;

(2)	References to the specific Plan provisions upon which such denial is based;

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(3)	A description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(4)	An explanation of the Plan’s appeal procedures and the applicable time limits; and

(5)	A statement of the claimant’s right to bring a civil action under ERISA § 502(a), if his or her claim is denied upon review.

8.3	Appeals.

(a)	If a claim for benefits is denied in whole or in part, the claimant may appeal the denial to the Severance Benefits Committee. Such appeal shall be in writing (which may be electronic, if permitted by the Severance Benefits Committee), may include any written comments, documents, records, or other information relating to the claim for benefits, and shall be delivered to the Severance Benefits Committee within 60 days after the claimant receives written notice that his or her claim has been denied.

(b)	The Severance Benefits Committee shall decide each appeal within a reasonable period of time, but not later than 60 days after such claim is received by the Severance Benefits Committee, unless the Severance Benefits Committee determines that special circumstances require an extension of time for processing the appeal.

(1)	If the Severance Benefits Committee determines that an extension of time for processing is required, the Severance Benefits Committee shall notify the claimant in writing before the end of the initial 60-day period of the circumstances requiring an extension of time and the date by which the claims administrator expects to render a decision.

(2)	If an extension of time pursuant to paragraph (1), above, is due to a claimant’s failure to submit information necessary to decide the appeal, the period for deciding the appeal shall be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(c)	In connection with any appeal, a claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. A document, record, or other information shall be considered relevant to a claim for benefits if such document, record, or other information:

(1)	Was relied upon in making the benefit determination;

(2)	Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or

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(3)	Demonstrates compliance with processes and safeguards designed to ensure and to verify that the benefit determination was made in accordance with the terms of the Plan and that such terms of the Plan have been applied consistently with respect to similarly situated claimants.

(d)	The Severance Benefits Committee’s review on appeal shall take into account all comments, documents, records, and other information submitted by the claimant, without regard to whether such information was considered in the initial benefit determination.

(e)	If any appeal is denied in whole or in part, the Severance Benefits Committee shall provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)	The specific reason or reasons for the decision;

(2)	References to the specific Plan provisions upon which the decision is based;

(3)	An explanation of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits (as determined pursuant to subsection (c), above); and

(4)	A statement of the claimant’s right to bring a civil action under ERISA § 502(a).

8.4	Other Rules and Rights Regarding Claims and Appeals.

(a)	A claimant may authorize a representative to pursue any claim or appeal on his or her behalf. The Severance Benefits Committee may establish reasonable procedures for verifying that any representative has in fact been authorized to act on his or her behalf.

(b)	Notwithstanding the deadlines prescribed by this Article 8, the Severance Benefits Committee and any claimant may agree to a longer period for deciding a claim or appeal or for filing an appeal, provided that the Severance Benefits Committee shall not extend any deadline for filing an appeal unless imposition of the deadline prescribed by Section 8.3(a) would be unreasonable under the applicable circumstances.

8.5	Interpretation.

The provisions of this Article 8 are intended to comply with ERISA § 503 and shall be administered and interpreted in a manner consistent with such intent.

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Article 9.

MISCELLANEOUS PROVISIONS

9.1	Payments to be Made in Cash.

Except to the extent expressly provided otherwise, all payments required by this Agreement shall be made in cash.

9.2	Obligation to Make Payments.

The Company may satisfy any provision of the Plan that obligates the Company to make a payment or to provide a benefit by causing another party, such as a Subsidiary, to make the payment or to provide the benefit.

9.3	Authority to Determine Payment Date.

To the extent that any payment under the Plan may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by the Company in its sole discretion, and not by any Participant, beneficiary, or other individual.

9.4	Successors to the Company.

The Company shall require any successor (whether direct or indirect, by merger, consolidation, sale of stock or assets, or otherwise) to all or substantially all of the business or assets of the Company, expressly, absolutely, and unconditionally to assume the Plan and to administer the Plan in accordance with its terms.

9.5	Mitigation Not Required.

The Participant shall not be required to mitigate amounts payable under the Plan by seeking other employment or otherwise. Except to the extent otherwise expressly provided by the terms of the Plan, the acceptance of any such other employment shall not diminish or impair the amounts payable to any Participant under the Plan.

9.6	Incapacity.

If the Severance Benefits Committee determines that any person entitled to benefits under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be made for the benefit of such person to his or her spouse, parent, brother, sister, or other party deemed by the Severance Benefits Committee to have incurred expenses for such person.

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9.7	Power to Delegate Authority.

The Compensation Committee may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including the authority to amend the Plan.

9.8	Overpayments.

To the extent permitted under Code § 409A, if any overpayment of benefits is inadvertently made under the Plan, the amount of such overpayment may be set off against further amounts payable to or on account of the Participant or other person who received the overpayment until the overpayment has been recovered. The foregoing remedy is not intended to be exclusive.

9.9	Headings.

The headings used in this document are for convenience of reference only and shall not be given any weight in interpreting any provision of the Plan.

9.10	Severability.

If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan.

9.11	Governing Law.

The Plan shall be construed, administered, and regulated in accordance with the provisions of federal law, and, to the extent not preempted thereby, in accordance with the laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

9.12	Complete Statement of Plan.

This Plan contains a complete statement of its terms, and no other evidence, whether written or oral, shall be taken into account in interpreting the provisions of the Plan. In the event of any conflict between a provision in this Plan document and any booklet, brochure, presentation, or other communication (whether written or oral), the provision of this Plan document shall control.

BUCA, Inc.

/s/ Wallace B. Doolin
Its CEO

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